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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                    FORM 8-K

                                 CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

       Date of Report (Date of earliest event reported):  August 26, 1997
                                                          ---------------




                        Environmental Power Corporation
                        -------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                              0-15472              04-2782065
- --------                              -------              ----------
(State or other jurisdiction        (Commission        (IRS Employer
of incorporation)                   File Number)       Identification No.)


         500 Market Street, Suite 1-E, Portsmouth, New Hampshire  03801
                    (Address of principal executive offices)


                                 (603) 431-1780
              (Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS

On August 26, 1997, the Company's subsidiary, Milesburg Energy, Inc. ("Milesburg"), entered into a Buy-Out Agreement with West Penn Power Company ("West Penn"). Pursuant to the Buy-Out Agreement, West Penn would purchase Milesburg's rights to the Electric Energy Purchase Agreement (the "Energy Contract") between the parties dated February 25, 1987 for the sum of $15 million plus 8% interest from the date (August 29, 1997) the Buy-Out Agreement is filed for Pennsylvania Public Utility Commission ("PUC") approval (the "Cash Proceeds"), plus West Penn would assume ownership of and responsibility for the Milesburg Project facility. As additional consideration, West Penn has also agreed to negotiate in good faith with EPC and U.S. Generating Company, EPC's development partner, for an approximate five year, 200 megawatt market rate contract for capacity and energy.

The Buy-Out Agreement is subject to, among other closing conditions, West Penn obtaining a final non-appealable Order of the PUC approving the Buy-Out Agreement and the pass-through of the Cash Proceeds to West Penn customers. Under the terms of the Buy-Out Agreement, West Penn would pay the Cash Proceeds within five days after the date (the "Termination Date") when West Penn obtains a final non-appealable Order of the PUC approving the Buy-Out Agreement. The Buy-Out Agreement also provides that Milesburg may terminate the Buy-Out Agreement if the Termination Date does not occur by December 23, 1997 and that either party may terminate the Buy-Out Agreement if the PUC has not issued a final, non-appealable order approving the Buy-Out Agreement in it entirety by the time the PUC has issued an order on the merits of the matter at PUC Docket No. R-00973981, whether or not appealed by any party. Upon satisfaction of the terms and conditions of the Buy-Out Agreement, the Project and the Energy Contract, which has been the subject of ongoing litigation between the parties, would thereby be terminated.

On a consolidated basis, the Company currently estimates that after paying various project expenses and development costs and after distributing a portion of the net proceeds to its joint development partner, it would retain approximately $10 million of the Cash Proceeds after taxes. On a consolidated basis, the Company also currently estimates that after expensing development costs, it will realize a net gain of approximately $5.5 million after taxes from this Buy-Out Agreement. Such figures are, however, subject to change in the event additional costs or expenses are incurred prior to the Termination Date or if cost or expense estimates otherwise change.

The Buy-Out Agreement is filed as an Exhibit to this Report.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (C)  EXHIBITS

             10.1 Buy-Out Agreement dated August 26, 1997 between West Penn Power Company and Milesburg Energy, Inc.

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CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements. Certain statements contained in this Report, and in any other written or oral statements made by or on behalf of the Company, such as statements concerning the regulatory approval of the buy-out agreement, the potential market rate contract for capacity and energy, the estimated net cash proceeds and net gain to be realized from the Buy-Out Agreement and other statements regarding matters that are not historical facts, are forward looking statements as such term is defined in the Act. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the inability to predict the course or outcome of any contract or other negotiations, uncertainties relating to government and regulatory policies and approvals, volatile and unpredictable developments (including plant outages and repair requirements), the difficulty of estimating repair and maintenance costs and timeframes, the uncertainties involved in estimating insurance and implied warranty recoveries, if any, the uncertainties relating to general economic conditions and cyclical industry conditions, the amount and rate of growth in expenses, the legal environment, and the competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION



September 8, 1997                               /s/ William D. Linehan
                                                -----------------------------
                                                William D. Linehan
                                                Treasurer and
                                                Chief Financial Officer
                                                (principal accounting officer
                                                and authorized officer)